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                                                                    EXHIBIT 7(1)

ADDITIONAL LIST OF REINSURANCE CONTRACTS

                                   EFFECTIVE
          TITLE                       DATE                   REINSURER
Automatic Reinsurance Agreement     10/1/99   Employers Reassurance Corporation
# 2926/GF-4111-81

Automatic & Facultative YRT         10/1/99   RGA Reinsurance Company
Reins Agreement # 4714-00-00

Automatic Reinsurance Agreement     10/1/92   AUSA Life Ins Co (formerly
#5918-5  Amendment #5 adding Surv             TransAmerica)
Options Elite as of 10/1/99

Automatic YRT Reinsurance           5/1/00    Gerling Global Life Reinsurance Co
Agreement #PML01YA